Exhibit 10.13

Skillz Inc.
Executive Severance and Change in Control Plan

Form of Participation Agreement

This Participation Agreement (this “Agreement”) is made and entered into by and between [●] (“you” or “Covered Executive”) and Skillz Inc. (the “Company”) pursuant to the Skillz Inc. Executive Severance and Change in Control Plan (the “Plan”). Any capitalized terms used in this Agreement but not defined herein shall have the meanings given to such terms in the Plan.

You have been designated as a Covered Executive (Tier [●] Executive) for purposes of the Plan. A copy of the Plan and SPD is attached hereto, the terms and conditions of which are incorporated by reference herein. Pursuant to the Plan, you are eligible to receive the following severance payments and benefits in connection with a Non-CIC Qualifying Termination or CIC Qualifying Termination, subject to the terms and conditions of the Plan.

Non-CIC Qualifying Termination

If you experience a Non-CIC Qualifying Termination and are otherwise eligible to receive benefits under the Plan, you will receive the following, subject to the terms and conditions of the Plan (including, without limitation, the requirement that you timely execute, and do not revoke, a Separation Agreement and Release of Claims):

•	Cash Severance: You will receive Cash Severance equal to [twelve (12) months of Base Salary, payable as set forth in the Plan] [nine (9) months of Base Salary, payable as set forth in the Plan] [three (3) to six (6) months of Base Salary, based on your Years of Service as of the Termination Date, payable as set forth in the Plan].

•	COBRA Continuation Payment: If you were enrolled in a Company health plan on the Termination Date, you will receive a COBRA Continuation Payment representing the cost of [twelve (12) months of premiums] [nine (9) months of premiums] [three (3) to six (6) months of premiums (based on your Years of Service)] associated with coverage under COBRA.

CIC Qualifying Termination

If you experience a CIC Qualifying Termination and are otherwise eligible to receive benefits under the Plan, you will receive the following, subject to the terms and conditions of the Plan (including, without limitation, the requirement that you timely execute, and do not revoke, a Separation Agreement and Release of Claims):

•	Cash Severance: You will receive Cash Severance equal to the sum of (i) [eighteen (18)] [twelve (12)] [six (6)] months of Base Salary and (ii) [1.5x] [1.0x] [0.5x] your Target Bonus, payable as set forth in the Plan.

•	COBRA Continuation Payment: If you were enrolled in a Company health plan on the Termination Date, you will receive a COBRA Continuation Payment representing the cost of [eighteen (18)] [twelve (12)] [six (6)] months of premiums associated with coverage under COBRA.

•	Equity Awards: Any outstanding and unvested time-vesting awards held by you under the Omnibus Plan will automatically vest in full as of your Termination Date, and any outstanding performance-vesting awards held by you under the Omnibus Plan will be treated as set forth in the Omnibus Plan and the applicable award agreements thereunder.

Non-Duplication of Payments or Benefits

If (i) you experience a Non-CIC Qualifying Termination prior to a Change in Control that qualifies you for Non-CIC Severance under the Plan and this Agreement and (ii) a Change in Control occurs within the three (3) month period thereafter that would qualify you for CIC Severance under the Plan and this Agreement, then you will cease receiving any further payments or benefits under the Plan and this Agreement in connection with the Non-CIC Qualifying Termination, and the CIC Severance otherwise payable on a CIC Qualifying Termination will be offset by the corresponding payments or benefits already paid under this Agreement upon a Non-CIC Qualifying Termination.

Other Provisions

You agree that the Plan and this Agreement constitute the entire agreement of the parties hereto and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties, and will specifically supersede any severance and/or change of control provisions of any offer letter, employment agreement, or equity award agreement (as to time-vesting awards) entered into between you and the Company. In the event of any conflict between this Agreement and the Plan, the Plan shall control, unless otherwise expressly provided herein.

Notwithstanding Section 7.F of the Plan, with respect to your participation therein and any benefits provided to you thereunder, the Plan, this Agreement and all rights thereunder shall be governed and construed in accordance with ERISA and, to the extent not preempted by Federal law, with the laws of the state of [●].

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

By your signature below, you and the Company agree that your participation in the Plan is governed by this Agreement and the provisions of the Plan. Your signature below confirms that: (1) you have received a copy of the Plan and SPD; (2) you have carefully read this Agreement and the Plan and SPD and you acknowledge and agree to its terms; and (3) decisions and determinations made by the Plan Administrator under the Plan will be final and binding on you and your successors. This Agreement will be effective as of the last date set forth below.

SKILLZ INC.	COVERED EXECUTIVE

By:

Its:	Date:

Date: